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                                                                   Exhibit 10.21

                                    AGREEMENT

         THIS AGREEMENT ("AGREEMENT") is made and entered into, effective February 16, 1999 ("EFFECTIVE DATE"), by and among Yalobusha County, Mississippi ("COUNTY") , acting by and through its Board of Supervisors ("BOARD") ; the Coffeeville School District, acting by and through its Board of Trustees ("DISTRICT"); and LSP Energy Limited Partnership, a Delaware United partnership ("LSP").

                                  INTRODUCTION

         WHEREAS, LSP has proposed a project in the State of Mississippi ("STATE") to construct a new industrial enterprise, consisting of a natural gas fueled electric power manufacturing facility for the manufacture, generation, and production of electricity ("PROJECT"); and

         WHEREAS, certain components of an industrial water supply system (including, but not limited to, an intake structure, pumping station, a portion of a pipeline to the Project, and a service road) for the Project will be constructed on land owned by the United States of America and located at Enid Reservoir in the County and District (collectively "FACILITIES"); and

         WHEREAS, the Mississippi Department of Economic and Community Development ("MDECD") and the Mississippi major Economic Impact Authority ("AUTHORITY"), which is a division of the MDECD, have engaged in extensive discussions and negotiations with LSP regarding the location by LSP of the Project in the State; and

         WHEREAS, through such Project, LSP will be operating a new industrial and manufacturing enterprise located in the State and will thus be making a major contribution to the present and future economic development of the State by the location of the Project in `.-he State; and

         WHEREAS, as incentives for LSP to locate the Project in the State rather than locating it in another State, certain inducements have been negotiated by the MDECD, Authority, and LSP, including, but not limited to, the commitment by the state to undertake to develop the Facilities by funding a certain grant through the Authority under the Mississippi Major Economic Impact Act, Sections 57-75-1 ET SEQ. of the Mississippi Code of 1972, as amended ("ACT"), for certain public infrastructure related to the Project (referred to in Section 57-75-5(d) (Supp. 1998) of the Act as "facilities related to the project"), of which the Facilities are a part thereof and a portion of which will thus be located in the County and District ("GRANT"); and

         WHEREAS, the County and the District are a "public agency" within the meaning of Section 57-75-5(h) (Supp. 1998) of the Act, and the County, as the "affected county," and the District, as the "affected school district," within the meaning of Section 57-75-19 of the Act, must give their approval and concurrence to the undertakings of the State and Authority with respect to the development within the County and District, respectively, of the Facilities using the Grant, as described herein and in the Act; and

         WHEREAS, in consideration of such approval and concurrence by both the County and the District, LSP proposes to make a certain lump-sum payment jointly to the County and the District; and
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         WHEREAS, in order to assist in the promotion of the industrial and economic development of the State, the County and District desire to approve and concur in the development of the Facilities in the County and District, respectively, and the undertakings of the Authority and the MDECD with respect thereto, under and as authorized by the Act.

                                    AGREEMENT

         IN CONSIDERATION of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, each to the other given, the receipt and sufficiency of all of which are both hereby expressly acknowledged, the parties hereto, intending legally to be bound, do hereby mutually agree as follows:

         (1) LUMP-SUM PAYMENT. LSP hereby agrees to make a lump sum payment jointly on behalf of the County and the District in an amount equal to one Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) ("PAYMENT").

         (2) TERM. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated in accordance with Section (4) below ("TERM").

         (3) DUE DATE. The Payment shall be due, payable, and collectible, and LSP shall make the Payment, on or before the first day of February immediately following the Initial Year. The "INITIAL YEAR" shall be the calendar year in which the First Lien Date occurs. The "FIRST LIEN DATE" shall, be the first January 1st on or after the date when the Project is substantially complete (as evidenced by a certificate of substantial completion issued by the independent engineer retained by the lenders providing LSP's permanent, long-term financing for the Project ("SUBSTANTIAL COMPLETION DATE") ; provided, however, that, if such substantial Completion Date occurs after January 1st but before March 1st of the calendar year, then the Project shall be deemed to have been completed, and the First Lien Date shall occur, on January lot immediately preceding such Substantial Completion Date.

         (4) CREDITS. The Payment shall be a credit ("CREDIT") against the amount, if any, of any ad valorem real and/or personal property taxes assessable against and leviable on or with respect to, or which absent the Exemption would have been so assessable against and leviable on or with respect to, the assessable interest, if any, of LSP in the Facilities by or on behalf of the county and/or the District during the Term ("TAXES"). Upon receipt of the Payment, the portion thereof equal to any Taxes for the initial year shall be a Credit against any Taxes for the Initial Year, and the balance of the Payment shall be an advance payment or prepayment of any Taxes which are subsequently assessable against and leviable on or with respect to, or which absent the Exemption would have been so assessable against and leviable on or with respect to, the assessable interest, if any, of LSP in the Facilities by or on behalf of the County and/or the District for the balance of the Term ("PREPAYMENT"). The Prepayment shall be a Credit against any liability of LSP for Taxes or for any Taxes on the Facilities during the balance of the Term. On or before the due date for the payment of any Taxes which are assessable against and leviable on or with respect to, or which absent the Exemption would have been so assessable against and leviable on or with respect to, the assessable interest, if any, of LSP in the Facilities for any calendar year during the Term. The Board shall annually adopt a resolution or order specifying


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that the amount of the remaining Prepayment equal to the amount of any such
Taxes so due and payable by LSP shall be a Credit to the account of LSP against any such Taxes so due and payable by LSP ("ANNUAL ORDER"). The amount of the Prepayment which is applied as a Credit against any Taxes each year during the Term shall be subtracted from the remaining balance of the Prepayment, and ouch annually recalculated balance of the prepayment shall be available in future years until such Prepayment is exhausted through its application as Credits against any Taxes. Upon exhaustion of the Prepayment through its application as Credits against any Taxes, LSP shall then become liable for any additional Taxes then accrued or thereafter accruing with respect to the Facilities, and this Agreement shall then immediately terminate.

         (5) ALLOCATION. The Payment to be made on the joint behalf of the County and the District shall be payable by LSP to the- Clerk of the Board ("CLERK") for allocation between the County and the District pursuant to the terms and provisions of an interlocal agreement to be entered into by and between the County and District in accordance with applicable law. Notwithstanding the terms and provisions, or the validity and legality, of such interlocal agreement between the County and District, LSP's sole responsibility for the Payment and for the payment of any Taxes during the Term is contained in the Agreement, and the invalidity or illegality of such interlocal agreement, or any provision thereof, shall not result in any additional liability to LSP for any additional payments of any Taxes on the Facilities.

         (6) APPROVAL AND CONCURRENCE. Each of the County and District, as a "public agency" within the meaning of Section 57-75-5(h) (Supp. 1998) of the Act, and as the "affected county" and "affected school district," respectively, within the meaning of Section 57-75-19 of the Act, do hereby, pursuant to
Section 57-75-19 of the Act, approve and give their concurrence, to the extent required by the Act, to the development of the Facilities in the County and District, respectively, and to the undertakings of the Authority and the MDECD in the development of the Facilities, under and pursuant to tile Grant and the Act, as authorized by certain Resolutions of the Board of supervisors, of the County and the Board of Trustees of the District, certified copies of which are attached hereto, incorporated herein by reference, and expressly made a part hereof for all purposes as if fully copied herein ("RESOLUTIONS").

         (7) FURTHER ACTIONS. The County and District agree to forward or cause to be forwarded to the MDECD and the Authority a certified copy of the Resolutions and this executed Agreement, as well as to execute and deliver such other documents and agreements, and to take such other additional and further actions, as may reasonably be requested by the MDECD and/or the Authority in order to effectuate the purposes and intent of, this Agreement and the Resolutions.

         (8) RECORDS. The Clerk shall maintain in his office a record of the receipt of the Payment, the annual application of the applicable portion of the remaining balance of the Prepayment as a Credit toward any Taxes, and the balance of the Prepayment remaining from time to time and available as a Credit against any future Taxes. As part of the Annual Order, the Board shall notify the County Tax Collector of the annual application of the applicable portion of the remaining balance Of the Prepayment as a Credit against any Taxes otherwise due and owing by LSP and request the County Tax Collector to issue a receipt in full for any and all Taxes due by LSP and so paid in advance of the due date thereof by LSP through the Prepayment and the application of the applicable portion thereof to any annual Taxes as a Credit with respect thereto;


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provided, however, that, with respect to the final application of the remaining balance of the Prepayment as a credit against any annual Taxes which are not so paid in full by such final Credit, the Tax Collector shall not issue such a receipt until he receives the payment of the balance of such annual Taxes from LSP.

         (9) EXEMPTION. Upon the receipt from LSP of a timely and complete application, the County does hereby declare its intention and agreement, to the extent permissible and available under applicable law and subject to receipt of any required approvals from the State Tax Commission, to grant a new enterprise exemption from Taxes (excluding, however, any State or District Taxes where required by State law to be so excluded) on any assessable interest of LSP in the Facilities pursuant to Section 27-31-101 ET. SEQ. of the Mississippi Code Annotated of 1972, as amended, commencing on the First Lien Date and continuing in full force and effect f or the entire ten (10) year term allowed by law ("EXEMPTION").

         (10) GRANT CONDITION. This entire Agreement is conditional upon use of the Grant to construct the Facilities in the County and the District. If, for any reason, the Grant is not so used to construct the Facilities in the County and the District, then this Agreement shall be null and void and of no effect.


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                                    EXECUTION

         IN WITNESS WHEREOF, the undersigned individuals, acting in their indicated official capacity, have executed this Agreement on behalf of and in the name of the County, District, and LSP on the date set forth opposite their respective names, having first been duly authorized by such entities so to do.

                    LSP:                   LSP ENERGY LIMITED PARTNERSHIP

                                           By: LSP ENERGY, INC., General Partner


                 Date: February 16, 1999   By: /s/ Frank E. Hardenbergh
                                              ----------------------------------
                                              Frank E. Hardenbergh
                                              Its: Senior Vice President

                                 COUNTY:   YALOBUSHA COUNTY, MISSISSIPPI

                                           By: BOARD OF SUPERVISORS


                  Date: January 15, 1999   By: /s/ M.H. Surrette
                                              ----------------------------------
                                              M.H. Surrette, President


                  Date: January 15, 1999   By: /s/ Robert L. Chandler
                                              ----------------------------------
                                              Robert L. Chandler, Clerk


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                      DISTRICT: COFFEEVILLE SCHOOL DISTRICT


Date: February 9, 1999                By: /s/ Howard Virgil
                                         ----------------------------------
                                         Howard Virgil Dean, President of the
                                         Board of Trustees


Date: February 9, 1999                By: /s/ Aubrey Ray
                                         ----------------------------------
                                         Aubrey Ray: Superintendent


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